PostRock Reports Second Quarter Results

OKLAHOMA CITY –  August 5, 2015 – PostRock Energy Corporation (NASDAQ: PSTR) today announced its results for the quarter ended June  30, 2015.

Highlights

•

Revenue totaled $11.2 million for the three months ended June 30, 2015, down 48% from the prior-year period.  Realized oil and natural gas prices were down 47% and 45%, respectively, from the prior-year period.

•	Production, using a realized 22:1 gas-to-oil economic equivalency in the quarter, averaged 48.8 MMcfe per day, down 5% from the three months ended June 30, 2014.
o	Gas production averaged 34.8 MMcf per day, down 5% from the prior-year period.
o	Oil production averaged 649 barrels per day, down 5% from the prior-year period.
•	Operating costs, consisting of production and general and administrative expenses decreased 14% from the prior-year period.
•	The Company recorded an impairment of its oil and gas properties of $39.4 million in the quarter.

During the second quarter of 2015, the Company recorded an impairment to its oil and gas properties of $39.4 million.  This was the result of the ceiling test performed as required under the full cost method of accounting for oil and gas properties.  At current NYMEX oil and natural gas forward prices and current expected costs, for the remainder of 2015, management expects to record between $40 and $50 million of additional impairments to the carrying value of the Company’s oil and natural gas properties.  Management expects to record approximately $25 million and $20 million in the third and fourth quarters of 2015, respectively.

The Company’s borrowing base was redetermined on June 24, 2015, at which time it entered into an amendment to its senior secured revolving credit facility, which among other things, (a) reduced the borrowing base to $76 million as a result of the May 2015 redetermination, (b) established a six-month schedule for the elimination of the resulting $10.4 million borrowing base deficiency by December 22, 2015, and (c) provided for a further redetermination of the borrowing base to be effective on or about August 1, 2015 based on the Company’s December 31, 2014 reserve report.  The borrowing base determined on or about August 1, 2015 will then be in effect until the next regularly scheduled borrowing base determination in November 2015.  Subsequent to the redetermination the Company exited approximately 48% of its 2016 oil and natural gas hedge contracts and used the proceeds and cash from operations to reduce the deficiency by $4 million in early July.  PostRock intends to repay the remaining deficiency using cash on hand, cash flow from operations, proceeds from the sale of assets and/or settlements of hedges. Until the borrowing base deficiency is paid in full, the Company will not be able to re-borrow any amounts repaid under the Credit Agreement.

As previously announced, the collapse in commodity prices has also necessitated a full review of the Company’s strategy going forward, and the Company engaged Evercore Group, L.L.C. in March 2015 to help evaluate strategic alternatives.  An independent special committee of the Board of Directors is overseeing the process.  Evercore is currently engaged in a process of determining interest in the Company as a whole as well as its individual assets.  There can be no assurance that the strategic review process will result in any transactions for the Company as a whole or for any individual assets at valuations the Company believes are attractive, nor can there be any assurance that the process will result in any transaction.  In addition, the Company believes it is likely that the aggregate proceeds from such transactions, if completed, together with the value of any assets remaining with the Company, will be substantially less than the amount required to repay in full the Company’s outstanding debt and preferred stock obligations.  Accordingly, the Company believes it is likely that the existing holders of the Company’s common stock will find that their holdings either no longer have any material value or have value materially below current trading prices of the common stock.

Finally, following the filing of its quarterly report on Form 10-Q, the Company expects to receive a notice from The NASDAQ Stock Market (“Nasdaq”) that it no longer complies with Nasdaq’s continued listing standards.  The Company expects that the notification of noncompliance will result in delisting of PostRock’s common stock from the Nasdaq Global Market.  The Company expects that, following delisting, its common stock will trade on the over-the-counter (OTC) Pink market.

Operational Discussion

Central Oklahoma – Oil production for the six months ended June 30, 2015 averaged 553 net barrels per day, an increase of 37.2% from the prior-year period. Associated gas production in the region averaged 1.2 Mmcf/per day, above expectations. Production from the four Hunton horizontal wells drilled in the region in the second half of 2014 averaged 1Mmcf/per day and 178 net barrels of oil per day for the quarter and 1.1 net Mmcf/per day and 235 net barrels of per day for the year to date period. Through June 30, the wells have produced 136,573 gross barrels of oil, 106,054 net, as well as 361 gross Mmcf of associated natural gas, 275 net Mmcf.

Cherokee Basin – Gas production averaged 32.4 net Mmcf per day in the quarter and year-to-date periods, just over 7% decline from the prior-year periods. Oil production averaged 142 and 139 net barrels per day in the quarter and year-to-date periods, respectively, a 27% and 32% decline from the respective prior-year periods.

Financial Discussion

Revenue decreased 48% from the three months ended June 30, 2014, to $11.2 million. Gas revenue decreased to $7.7 million in the quarter, down 48% as a result of a  45% decline in realized pricing to $2.42 per Mcf and a 5% decline in gas production from the prior-year period. Oil revenue decreased just under 50%, to $3.1 million, as a result of a 47% decline in oil pricing, to $52.64 per barrel. Gas gathering revenue decreased 48% to $385,000, as a result of lower gas pricing coupled with lower third-party volumes.

Total production expense, which consists of lease operating expenses (“LOE”), gathering expenses, and severance and ad valorem taxes (“production taxes”), decreased 14% from the three months ended June 30, 2014 as a result of the cost savings initiatives put in place in January through April of this year. Higher LOE and gathering costs in Central Oklahoma of $227,000 resulting from higher production in the area were more than offset by lower LOE and gathering costs in all other areas of $1.1 million and lower production taxes of $637,000.  Production expenses were $2.85 per Mcfe for the three months ended June 30, 2014, as compared to $2.57 per Mcfe for the three months ended June 30, 2015.

Depreciation, depletion and amortization decreased $47,000, or 0.6%, from $7.4 million during the three months ended June 30, 2014, to just over $7.3 million during the three months ended June 30, 2015. On a per unit basis, we had an increase of $0.10 per Mcfe from $1.98 per Mcfe during the three months ended June 30, 2014, to $2.08 per Mcfe during the three months ended June 30, 2015. The increase was offset by lower volumes.

Impairments related to its ceiling test required under full cost accounting for oil and gas properties performed at the end of the second quarter resulted in an increase to expense of $39.4 million.  The increase was primarily the result of the decline in the average trailing 12 month price.

General and administrative expenses decreased 14%, or $504,000, from the prior-year period, to $3 million. While there were small decreases in most general and administrative expense categories, the largest drivers were in wages, non-cash compensation, bonuses and benefits in the current period.

Interest expense, net, was $4.9 million during the three months ended June 30, 2014 and $3.5 million during the three months ended June 30, 2015.  Excluding non-cash interest related to the Series A Mandatorily Redeemable Preferred Stock of $4 million (restated) and $3.6 million for the three months ended June 30, 2014 and 2015, respectively, net interest expense was $915,000 for the quarter in 2014 compared to $868,000 for the same period in 2015 as debt was lower in the current year period.

As a result of declining oil and gas prices and the unwinding of just under half of the Company’s 2016 oil and gas swaps, the Company realized a $7.6 million hedging gain in the quarter, compared to a realized loss of $1.9 million in the prior-year period

Hedges

The Company’s natural gas and crude oil swaps for the remaining six months of 2015 cover an average of 24.5 MMcf and 195 barrels per day at weighted average prices of $4.01 per Mcf and $92.73 per barrel. This represents approximately 79% and 34% of anticipated gas and oil production, respectively. The following table summarizes the Company’s derivative positions at June  30, 2015.

	Jul - Dec
	2015	2016
NYMEX Gas Swaps
Volume (MMBtu)	4,491,780	3,765,840
Weighted Average Price ($/MMBtu)	$4.01	$3.96
NYMEX Oil Swaps
Volume (Bbls)	35,784	49,176
Weighted Average Price ($/Bbl)	$92.73	$90.33

Debt

At June 30, 2015, the Company had a $200 million secured borrowing base revolving credit facility, which has historically been used as an external source of long and short term liquidity.  As discussed above, on June 24, 2015, the Company entered into an amendment to the credit facility in connection with a redetermination that led to a $10.4 million deficiency at June 30, 2015 which must be repaid in installments through December 2015.  Additionally, another borrowing base redetermination is scheduled for August 2015, based on the Company’s December 31, 2014 reserve report, which redetermined borrowing base will then be in effect until the next regularly scheduled borrowing base determination in November 2015 at which times further reductions in the borrowing base appear likely. Until the borrowing base deficiency is paid in full, the Company will not be able to re-borrow any amounts repaid under the credit facility.

At June  30 2015, PostRock elected to pay in-kind its quarterly dividend on its Series A preferred stock, increasing the liquidation value of the preferred by $2.5 million, to $84.6 million. As part of the dividend, White Deer also received 717,000 additional warrants with a weighted average strike price of $3.44 a share. At June  30, White Deer held a total of 5.1 million warrants exercisable at an average price of $9.38 a share and 4.3 million common shares.

Going Concern

The Company’s financial statements have been prepared assuming that it will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. The substantial drop in oil and natural gas prices since June 30, 2014 has significantly affected revenue, profitability and cash flow and, as mentioned above, has led to an impairment of its oil and gas properties. Additionally, the $10.4 million borrowing base deficiency at June 30, 2015 and anticipated further reductions are having an additional impact on the Company’s liquidity.  While the strategic alternatives evaluation is actively under way, there can be no assurance that the Company will be successful in these efforts or that it will have sufficient funds to cover its operational and financial obligations over the next twelve months, which raises substantial doubt as to its ability to continue as a going concern.

	December 31,	June 30,
	2014	2015
Capitalization	(in thousands)
Current maturities of long-term debt	$—	$10,380
Long-term debt	83,000	74,620
Mandatorily redeemable preferred stock	63,954	69,426
Stockholders’ deficit	18,224	(38,658)
Total capitalization	$165,178	$115,768

Capital Expenditures

During the quarter, capital expenditures totaled $1.1 million. Development capital was $754,000, primarily related to completion of development projects in Central Oklahoma begun in the fourth quarter of 2014.  The remainder was utilized for minor maintenance and leasehold costs incurred in the quarter.

Webcast and Conference Call

As previously announced, PostRock will host a webcast and conference call tomorrow,  August 6, 2015, at 10:00 a.m. Central Time. The webcast will be accessible on the ‘Investors’ page at www.pstr.com, where it will also be available for replay. The conference call number for participation is (866) 516-1003 and the conference ID is 93809554.

PostRock Energy Corporation is engaged in the acquisition, exploration, development, production and gathering of crude oil and natural gas. Its primary production activity is focused in the Cherokee Basin, a 15-county region in southeastern Kansas and northeastern Oklahoma, and Central Oklahoma. The Company owns and operates over 3,000 wells and nearly 2,200 miles of gas gathering lines in the Basin. It also owns and operates minor oil and gas producing properties in the Appalachian Basin.

Forward-Looking Statements

Opinions, forecasts, projections or statements, other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance such expectations will prove correct. Actual results may differ materially due to a variety of factors, some of which may not be foreseen. These risks and other risks are detailed in the Company’s filings with the Securities and Exchange Commission, including risk factors listed in the Annual Report on Form 10-K and other filings. The Company’s SEC filings may be found at www.pstr.com or www.sec.gov. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes.

Company Contact:

Casey E. Bigelow

CAO,  Secretary  & Treasurer

cbigelow@pstr.com

(405) 702-7435

Production for the Current and Prior-Year Periods

The following table represents total period production for the current and prior-year periods:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2015	2014	2015
Natural gas (MMcf)
Cherokee Basin	3,194	2,948	6,325	5,856
Central Oklahoma	16	106	25	211
Appalachian Basin	126	113	244	212
Total natural gas	3,336	3,167	6,594	6,279
Crude oil (Bbls)
Cherokee Basin	17,682	12,933	36,743	25,102
Central Oklahoma	40,825	42,903	72,881	99,991
Appalachian Basin	3,543	3,222	6,012	5,871
Total crude oil	62,050	59,058	115,636	130,964
Total Production - Natural Gas Equivalent (MMcfe)
Economic equivalent, 22:1 oil-to-gas basis (1)
Cherokee Basin	3,583	3,233	7,133	6,408
Central Oklahoma	914	1,050	1,628	2,411
Appalachian Basin	204	184	376	341
Total natural gas equivalent	4,701	4,467	9,137	9,160
Energy equivalent, 6:1 oil-to-gas basis (2)
Cherokee Basin	3,300	3,026	6,545	6,007
Central Oklahoma	261	363	462	811
Appalachian Basin	147	132	280	247
Total natural gas equivalent	3,708	3,521	7,287	7,065

Realized price (excluding hedges)
Crude oil (per Bbl)	$99.82	$52.64	$97.71	$48.15
Natural gas (per Mcf)	$4.39	$2.42	$4.64	$2.63

_________

(1)

Oil and natural gas are converted at the rate of one barrel equals 22 Mcfe based upon the approximate revenue per unit of production (Mcf or Bbl) realized during the period;  $52.64 per barrel of oil and $2.42 per Mcf of gas factors down to a 22:1 ratio

(2)	Oil and natural gas are converted at the rate of one barrel equals six Mcfe based upon the approximate relative energy content of oil to natural gas

Reconciliation of Non-GAAP Financial Measures

The following table represents a reconciliation of net income (loss) to EBITDA and adjusted EBITDA, as defined, for the periods presented.

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2015	2014	2015
	(in thousands)
Net income (loss)	$(7,445)	$(53,317)	$(15,067)	$(59,693)
Adjusted for:
Interest expense, net	4,940	4,474	9,769	8,815
Depreciation, depletion and amortization	7,357	7,310	14,259	14,609
EBITDA	$4,852	$(41,533)	$8,961	$(36,269)
Other expense, net	(5)	(27)	(5)	(335)
Gain on investment	(87)	—	(1,706)	(289)
Unrealized loss (gain) from derivative financial instruments	894	8,977	3,502	6,884
Impairment of oil and gas properties	—	39,394	—	39,394
Gain on disposal of assets	(59)	(142)	(78)	(199)
Non-cash compensation	937	666	1,921	1,153
Acquisition costs	13	—	47	—
Adjusted EBITDA	$6,545	$7,335	$12,642	$10,339

Although EBITDA and adjusted EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles (“GAAP”), management considers them important measures of performance. Neither EBITDA nor adjusted EBITDA are a substitute for the GAAP measures of earnings or cash flow or necessarily a measure of the Company’s ability to fund its cash needs. In addition, it should be noted that companies calculate adjusted EBITDA differently, and therefore adjusted EBITDA as presented herein may not be comparable to adjusted EBITDA reported by other companies. EBITDA and adjusted EBITDA have material limitations as a performance measure because they exclude, among other things, (a) interest expense, which is a necessary element of business to the extent that an entity incurs debt, (b) depreciation, depletion and amortization, which are necessary elements of any business that uses capital assets, (c) impairments of oil and gas properties, which may at times be a material element of an independent oil company’s business, and (d) income taxes, which may become a material element of the Company’s operations in the future. Because of their limitations, neither EBITDA nor adjusted EBITDA should be considered a measure of discretionary cash available to us to invest in the growth of PostRock’s business.

PostRock Energy Corporation

Condensed Consolidated Statements of Operations

 (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2014	2015		2014			2015
	(Restated)				(Restated)
	(in thousands, except per share data)
Revenues
Natural gas sales	$14,656	$7,679			$30,619			$16,490
Crude oil sales	6,194	3,109			11,299			6,306
Gathering	746	385			1,481			873
Total	21,596	11,173			43,399			23,669
Costs and expenses
Production	10,564	9,063			20,836			18,738
General and administrative	3,499	2,995			7,410			6,390
Depreciation, depletion and amortization	7,357	7,310			14,259			14,609
Impairment of oil and gas properties	—	39,394			—			39,394
Gain on disposal of assets	(59)	(142)			(78)			(199)
Acquisition costs	13	—			47			—
Total	21,374	58,620			42,474			78,932
Operating income (loss)	222	(47,447)			925			(55,263)
Other income (expense)
Gain (loss) from derivative financial instruments	(2,819)	(1,423)			(7,934)			3,761
Gain on investment	87	—	(289)	—	1,706	289	—	289
Other income (expense), net	5	27			5			335
Interest expense, net	(4,940)	(4,474)			(9,769)			(8,815)
Total	(7,667)	(5,870)			(15,992)			(4,430)
Loss before income taxes	(7,445)	(53,317)			(15,067)			(59,693)
Income taxes	—	—			—			—
Net loss attributable to common stockholders	$(7,445)	$(53,317)			$(15,067)			$(59,693)
Net loss per common share
Basic loss per share	$(2.34)	$(7.90)			$(4.80)			$(9.00)
Diluted loss per share	$(2.34)	$(7.90)			$(4.80)			$(9.00)
Weighted average common shares outstanding
Basic	3,180	6,745			3,141			6,636
Diluted	3,180	6,745			3,141			6,636

PostRock Energy Corporation

Condensed Consolidated Balance Sheets

	December 31,	June 30,
	2014	2015
		(Unaudited)
	(in thousands)
ASSETS
Current assets
Cash and equivalents	$46	$3,059
Accounts receivable—trade, net	9,080	4,542
Other receivables	515	4,310
Inventory	1,042	1,242
Other	1,031	846
Derivative financial instruments/hedges	11,151	8,613
Total	22,865	22,612
Oil and natural gas properties, full cost method of accounting, net	153,240	103,540
Other property and equipment, net	11,829	10,242
Derivative financial instruments/hedges	6,162	1,816
Other, net	1,579	1,292
Total assets	$195,675	$139,502
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$9,278	$2,500
Revenue payable	4,051	3,096
Accrued expenses and other	3,283	4,047
Current maturities of long-term debt	—	10,380
Total	16,612	20,023
Long-term debt, less current maturities	83,000	74,620
Mandatorily redeemable preferred stock	63,954	69,426
Asset retirement obligations	13,884	14,091
Other	1	—
Total liabilities	177,451	178,160
Commitments and contingencies
Stockholders’ equity
Preferred stock	—	—
Common stock	65	71
Additional paid-in capital	481,050	484,227
Treasury stock, at cost	(2,432)	(2,804)
Accumulated deficit	(460,459)	(520,152)
Total stockholders’ equity	18,224	(38,658)
Total liabilities and stockholders’ equity	$195,675	$139,502

PostRock Energy Corporation

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2014	2015
	(Restated)
	(in thousands)
Cash flows from operating activities
Net loss	$(15,067)	$(59,693)
Adjustments to reconcile net loss to net cash flows from operating activities
Depreciation, depletion and amortization	14,259	14,609
Impairments of oil and gas properties	—	39,394
Share-based and other compensation	1,921	1,153
Amortization of deferred loan costs	260	283
(Gain) loss on derivative financial instruments	7,934	(3,761)
Settlement of derivative financial instruments	(4,432)	6,589
Gain on disposal of assets	(78)	(199)
Gain on investment	(1,706)	(289)
Other non-cash changes to items affecting net loss	7,889	7,095
Changes in operating assets and liabilities
Accounts receivable	(416)	4,538
Accounts payable	(1,304)	(2,193)
Other	(809)	(80)
Net cash flows from operating activities	8,451	7,446
Cash flows from investing activities
Restricted cash	(56)	—
Proceeds from sale of investment	10,778	289
Expenditures for equipment, development and leasehold	(14,737)	(7,090)
Proceeds from sale of assets	538	234
Net cash flows used in investing activities	(3,477)	(6,567)
Cash flows from financing activities
Proceeds from debt	36,000	18,000
Repayments of debt	(41,000)	(16,000)
Debt and equity financing costs	(11)	—
Proceeds from issuance of common stock	—	134
Net cash flows from financing activities	(5,011)	2,134
Net increase in cash and cash equivalents	(37)	3,013
Cash and cash equivalents beginning of period	37	46
Cash and cash equivalents end of period	$—	$3,059